Exhibit 4.5

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of this 19th day of August, 2026 (the “Trade Date”), by and between Nebius Group N.V., with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands registered in the trade register under number 27265167 (the “Company”) and [●] (the “Investor”), for itself and, if applicable, on behalf of the beneficial owners listed on Schedule A hereto for whom the Investor holds contractual and investment authority (the Investor, if it is itself a beneficial owner of Notes to be exchanged hereunder, and each such beneficial owner listed on Schedule A hereto, each an “Exchanging Holder” and collectively, the “Exchanging Holders”).

RECITALS

A.           The Exchanging Holders collectively currently own no less than the Applicable Amount of the Company’s 2.00% Convertible Senior Notes due 2029 (the “2029 Notes”) and the 3.00% Convertible Senior Notes due 2031 (the “2031 Notes”, and together with the 2029 Notes, the “Notes”).

B.           The Investor, for itself and on behalf of the Exchanging Holders, desires to effect a private exchange of the Applicable Amount of the Notes (such Applicable Amount of the Notes, the “Exchange Notes”) for the Shares, on the terms and conditions set forth in this Agreement (the “Exchange”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, the parties agree as follows:

Article I

Exchange

Section 1.1             The Exchange. Upon the terms and subject to the conditions of this Agreement, the Investor hereby agrees, for itself and on behalf of each Exchanging Holder, to transfer and deliver to the Company the Notes set forth opposite the name of such Exchanging Holder on Schedule A hereto, in exchange for the Shares by no later than 2:00 p.m., New York City time, on the second (2nd) Trading Day after the trade date of the offering of $3.0 aggregate original principal amount of the Company’s 0.50% convertible senior notes due 2030 and $2.0 aggregate original principal amount of the Company’s 4.50% convertible senior notes due 2034 (the “New Notes Offering”) (such time on such date, the “Settlement Date”).

The aggregate original principal amount of Notes to be exchanged by the Exchanging Holders collectively shall be a number equal to the aggregate original principal amount of Notes set forth in Schedule A hereto (such amount, the “Applicable Amount”).

“Notes Exchange Price” means, (a) with respect to each $1,000 original principal amount of the 2029 Notes comprising Exchange Notes, a number equal to $4,403.18 and (b) with respect to each $1,000 original principal amount of the 2031 Notes comprising the Exchange Notes, a number equal to $4,413.18.

“Shares” means, with respect to the Applicable Amount to be exchanged in the Exchange, a number of the Company’s Class A ordinary shares, par value €0.01 per share (the “Ordinary Shares”) equal to (a) the sum of (x) the applicable Notes Exchange Price multiplied by the Applicable Amount plus (y) accrued and unpaid interest on such Notes from, and including, June 5, 2026 to, but excluding, the Settlement Date, divided by (b) the Share Price; provided that the aggregate number of Shares shall be rounded down to the closest integer and no cash payment shall be made by the Company for any fractional Shares that would otherwise result from the calculation herein; and provided further that such rounding will be applied only once under this Agreement with respect to each of the 2029 Notes and the 2031 Notes, and will not be applied separately with respect to any Exchanging Holder, subaccount or custodian account.

The “Share Price” is the Last Reported Sale Price of the Ordinary Shares on the date of pricing of the New Notes Offering.

The obligations of the Company and the Investor hereunder are expressly subject, unless waived in writing by such party, to the representations and warranties of the other party set forth in this Agreement being true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date hereof and the Settlement Date and the other party having performed and complied in all material respects with all of its covenants and other obligations contained in this Agreement required to be performed or complied with by such party at or prior to the date hereof or the Settlement Date, as applicable.

As used herein, (i) “Trading Day” means a full trading day (beginning at 9:30:00 a.m., New York City time, and ending at 4:00:00 p.m., New York City time) of the NASDAQ Stock Exchange (the “NASDAQ”) or any successor thereto.

“Last Reported Sale Price” of the Ordinary Shares on any date means the closing sale price per Ordinary Share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are traded.

Section 1.2             Settlement. The Investor shall cause each Exchanging Holder to, on the Settlement Date, deliver the Notes held by it in accordance with the Exchange Procedures (as defined below), and, in exchange therefor, the Company shall cause the Shares deliverable in respect of the Exchange Notes of each Exchanging Holder to be delivered to such Exchanging Holder, bearing an unrestricted CUSIP number and without any restrictive legend, on the Settlement Date by means of the Deposit and Withdrawal at Custodian (“DWAC”) system of The Depository Trust Company (“DTC”) to such Exchanging Holder’s account set forth opposite such Exchanging Holder’s name on Schedule A hereto.

Notwithstanding anything to the contrary herein, the Exchange shall occur in accordance with the procedures set forth in Exhibit A hereto (the “Exchange Procedures”); provided that each of the Company and the Investor acknowledges that the delivery of Shares to any Exchanging Holder may be delayed due to procedures and mechanics within the system of DTC, NASDAQ (including the procedures and mechanics regarding the listing of the Shares on NASDAQ) or other exchanges or other events beyond the Company’s control and that such a delay will not be a breach of or default under this Agreement (i) so long as the Company uses its reasonable best efforts to effect such delivery, and (ii) such delay is no longer than three (3) Trading Days (unless such delay arises due to a failure by the applicable Exchanging Holder to deliver settlement instructions); provided, further, that no delivery of Shares will be made until the Exchange Notes have been properly submitted for exchange in accordance with the Exchange Procedures.

Effective upon consummation of the Exchange, the Investor, for itself and on behalf of each Exchanging Holder, irrevocably waives all rights with respect to the Exchange Notes exchanged by such Exchanging Holder, including any right to convert such Notes or to require the Company to repurchase such Notes, and releases and discharges the Company from any and all claims arising from or relating to the Investor's or such Exchanging Holder's ownership of or rights under such Notes, other than any rights or claims arising under this Agreement.

Article II

Representations, Warranties and Covenants of the Investor and the Exchanging Holders

The Investor hereby represents, warrants and covenants to the Company, for itself and on behalf of each Exchanging Holder, as of the date hereof and as of the Settlement Date, as follows, and such representations and warranties will survive the Settlement Date and the transactions contemplated hereby.

Section 2.1             Existence and Power.

(a)           Each of the Investor and each Exchanging Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power, authority and capacity to consummate the transactions contemplated hereby.

(b)           The Investor has all requisite power and authority to execute and deliver this Agreement for itself and on behalf of each Exchanging Holder and to carry out and perform its obligations and the obligations of each Exchanging Holder under this Agreement. The Investor has all requisite discretionary and contractual authority to enter into this Agreement on behalf of, and bind, each Exchanging Holder. Schedule A sets forth a true, correct and complete list of the Exchanging Holders and the original principal amount of Exchange Notes held by each such Exchanging Holder.

(c)           The execution of this Agreement by the Investor and the consummation by each of the Investor and each Exchanging Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation or default under (i) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, (ii) the Investor’s or such Exchanging Holder’s certificate of formation, limited partnership agreement, articles of association, by-laws or other constitutional documents, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Investor or such Exchanging Holder or cause the acceleration or termination of any obligation or right of such Exchanging Holder, except in the case of clauses (i) and (iii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor or such Exchanging Holder to perform its respective obligations hereunder.

Section 2.2             Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, or (b) general principles of equity.

Section 2.3             Title to Notes; Transferability. Each Exchanging Holder is currently, and at the Settlement Date will be, the beneficial owner of the Exchange Notes set forth opposite such Exchanging Holder’s name in the columns titled “Original Principal Amount of 2029 Notes to be Delivered” and “Original Principal Amount of 2031 Notes to be Delivered” on Schedule A hereto. Each Exchanging Holder has owned such Exchange Notes since prior to the date on which the Investor was first contacted by Goldman Sachs & Co. LLC (“Goldman”) with respect to the Exchange. Each Exchanging Holder has good, valid and marketable title to its Exchange Notes, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto, or other restrictions on transfer (except for restrictions or limitation on transfer under applicable federal or state securities laws, or pledges or security interests that such Exchanging Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker, which will be terminated on the Settlement Date) (“Claims”). Such Exchanging Holder has not, in whole or in part, except as described in the preceding sentence and pursuant to this Agreement, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Exchange Notes or its rights in its Exchange Notes or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Exchange Notes. Upon delivery of such Exchange Notes to the Company pursuant to the Exchange, such Exchange Notes shall be free and clear of all Claims. From the Trade Date until the earlier of the Settlement Date and termination of this Agreement, the Investor shall cause each Exchanging Holder to continue to hold its Exchange Notes and to not, directly or indirectly, convert, sell, transfer, exchange, assign, pledge or otherwise dispose of its Exchange Notes (other than pledges or security interests that an Exchanging Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker) or submit any Notice of Conversion, Fundamental Change Repurchase Notice (such terms as defined in the indentures in respect of the Notes) or other instruction in respect of the Exchange Notes, other than the settlement instructions contemplated by this Agreement.

Section 2.4             Investment Decision. Each of the Investor and each Exchanging Holder is a sophisticated investor experienced in matters relating to the purchase, sale and valuation of securities and is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and an “Institutional Account” as defined in FINRA Rule 4512(c). Each of the Investor and each Exchanging Holder has had the opportunity to consult with its financial, accounting, tax and legal advisors in order to evaluate the risks involved in the Exchange pursuant hereto and to make an informed investment decision with respect to the Exchange. Each of the Investor and each Exchanging Holder has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of the transactions contemplated hereby. Each of the Investor and each Exchanging Holder has reached its own investment decision to enter into this Agreement.

Section 2.5             No Reliance. Each of the Investor and each Exchanging Holder confirms that it is not relying on any communication (written or oral) of the Company or Goldman or any of their respective affiliates or representatives as investment advice or as a recommendation to exchange the Exchange Notes or acquire the Shares in the Exchange. It is understood that information provided by the Company or Goldman or any of their respective affiliates or representatives shall not be considered investment advice or a recommendation to participate in the Exchange, and that none of the Company or Goldman or any of their respective affiliates or representatives is acting or has acted as an advisor to the Investor or any Exchanging Holder in deciding to participate in the Exchange.

Section 2.6             No Guarantee. Each of the Investor and each Exchanging Holder confirms that none of the Company or Goldman or any of their respective affiliates or agents has (i) given any guarantee, representation or warranty as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Shares or (ii) made any representation or warranty to the Investor or such Exchanging Holder regarding the legality of an investment in the Shares under applicable legal investment or similar laws or regulations. In deciding to participate in the Exchange, the Investor and such Exchanging Holder confirms that it is not relying on the advice or recommendations of the Company or Goldman or any of their respective affiliates or agents, and the Investor and such Exchanging Holder confirms that it has made its own independent decision that the exchange of the Exchange Notes and the investment in the Shares is suitable and appropriate.

Section 2.7             Independent Investigation. Each of the Investor and each Exchanging Holder is familiar with the business and financial condition and operations of the Company and has had the opportunity to conduct its own investigation of the Company, the Notes and the Shares. Each of the Investor and each Exchanging Holder has had access to the U.S. Securities and Exchange Commission (the “SEC”) filings of the Company and such other information concerning the Company and the Shares as it deems necessary to enable it to make an informed investment decision concerning the Exchange. Each of the Investor and each Exchanging Holder has been offered the opportunity to ask such questions of the Company and its representatives and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Exchange. Each of the Investor and each Exchanging Holder is able to fend for itself in the Exchange.

Section 2.8             No Commissions. None of the Investor, any Exchanging Holder nor anyone acting on behalf of them has received any commission or other remuneration directly or indirectly in connection with or in order to solicit or facilitate the Exchange. Each of the Investor and each Exchanging Holder understands that the Company intends to pay Goldman a fee in connection with the Exchange.

Section 2.9             Investment Purpose. Each Exchanging Holder is acquiring the Shares solely for its own beneficial account (or for any account for which it has sole investment discretion), for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

Section 2.10           Private Placement Exemption. Each of the Investor and each Exchanging Holder is aware that the delivery of the Shares pursuant to this Agreement is being made in reliance on a private placement exemption from registration under the Securities Act and that the offer of the Shares in any member state of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129, as amended, from the requirement to publish a prospectus for offers of securities. Each of the Investor and each Exchanging Holder acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that the Company is not required to register the Shares.

Section 2.11           No Legal, Tax or Investment Advice. Each of the Investor and each Exchanging Holder understands that nothing in this Agreement or any other materials presented to the Investor or such Exchanging Holder in connection with the Exchange constitutes legal, tax or investment advice and represents and warrants to the Company that it has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Exchange and is not relying on the advice of the Company or Goldman or any of their respective affiliates or agents in connection with the Exchange.

Section 2.12           Negotiation. The Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company. The Investor was given a meaningful opportunity to negotiate the terms of the Exchange.

Section 2.13           No Solicitation. The Investor acknowledges that it had a sufficient amount of time to consider whether to participate in the Exchange and that the Company or Goldman, or any of their respective affiliates or agents, has not placed any pressure on the Investor or any Exchanging Holder to respond to the opportunity to participate in the Exchange. Neither the Investor nor any Exchanging Holder became aware of the Exchange through any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act or otherwise through a “public offering” under Section 4(a)(2) of the Securities Act. The Investor acknowledges that the Exchange has been separately and individually negotiated between the Investor and the Company and is not being made pursuant to an offer made generally to holders of the Exchange Notes. The Investor was contacted privately and individually with respect to the Exchange and neither the Investor nor any Exchanging Holder became aware of the opportunity to participate in the Exchange through any public announcement, press release, offering document or other public communication. The Investor further acknowledges that neither it nor any Exchanging Holder became aware of the Exchange or was otherwise solicited to participate in the Exchange through solicitation by any party other than the Company, Goldman or their respective affiliates.

Section 2.14           Affiliate Status. Each Exchanging Holder is not and has not been during the consecutive three-month period preceding the date hereof, and as of the Settlement Date, will not be, a director, officer or “affiliate” within the meaning of Rule 144 promulgated under the Securities Act (an “Affiliate”) of the Company. No Exchanging Holder acquired any of the Exchange Notes, directly or indirectly, from an Affiliate of the Company.

Section 2.15           Accuracy of Information. The Investor understands that the Company and others will rely upon the truth and accuracy of the foregoing representations, warranties and covenants made by the Investor for itself and on behalf of the Exchanging Holders and agrees that, if any such representation or warranty is no longer accurate, the Investor shall promptly notify the Company. The Investor understands that such representations and warranties will be deemed reaffirmed and confirmed as of the Settlement Date by reference to the circumstances existing as of the Settlement Date.

Section 2.16           Fairness. Each of the Investor and each Exchanging Holder understands that no federal, state, local or foreign agency has passed upon the merits or risks of an investment in the Shares or made any finding or determination concerning the fairness or advisability of this investment.

Section 2.17           No Reliance on Goldman. Each of the Investor and each Exchanging Holder acknowledges and agrees that Goldman has not acted as a financial advisor, agent or fiduciary to the Investor or any Exchanging Holder and that Goldman and its directors, officers, employees, representatives and controlling persons have no responsibility for making, and have not made, any independent investigation of the information contained herein or in the Company’s SEC filings and make no representation or warranty to the Investor or the Exchanging Holders, express or implied, with respect to the Company, the Exchange Notes, the Notes, the Shares, the Ordinary Shares or the accuracy, completeness or adequacy of the information provided to the Investor or the Exchanging Holders or any other publicly available information, nor will any of the foregoing persons be liable for any loss or damages of any kind resulting from the use of the information contained therein or otherwise supplied to the Investor or the Exchanging Holders.

Section 2.18           Further Action. The Investor agrees that it will, for itself and on behalf of each Exchanging Holder, upon request, execute and deliver any additional documents deemed by the Company, Goldman, the trustee under the applicable indenture for the relevant series of Notes or the Company’s transfer agent for the Ordinary Shares to be reasonably necessary to complete the Exchange.

Article III

Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties and covenants to the Investor and the Exchanging Holders, on the date hereof, and on the Settlement Date, and such representations and warranties will survive the Settlement Date and the transactions contemplated hereby.

Section 3.1             Existence and Power.

(a)           The Company is a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands registered in the trade register under number 27265167. The Company has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not constitute or result in a breach, violation or default under (i) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or (ii) the articles of association, as amended, or other organizational documents of the Company, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or cause the acceleration or termination of any obligation or right of the Company, except in the case of clauses (i) and (iii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

Section 3.2             Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, or (b) general principles of equity.

Section 3.3             Valid Issuance of Shares; Securities Act Compliance. The Shares deliverable hereunder, when delivered in accordance with the terms and conditions of this Agreement will be duly and validly issued, fully paid and nonassessable. Assuming the accuracy of the representations and warranties of the Investor and the Exchanging Holders set forth in Article II, (i) the offer and delivery of the Shares deliverable hereunder, in conformity with the terms of this Agreement, are exempt from the registration requirements of Section 5 of the Securities Act, and (ii) upon delivery, the Shares deliverable hereunder will not bear any restrictive legend and will bear an unrestricted CUSIP.

Section 3.4             Listing. The Shares (i) are listed on the NASDAQ and (ii) have not been suspended by the SEC or the NASDAQ from trading on the NASDAQ. As of the Settlement Date, the Shares deliverable hereunder shall have been approved for listing on the NASDAQ.

Section 3.5             No Material Information. As of the date hereof, (x) except for the terms of the Exchange and the New Notes Offering that will be publicly disclosed in accordance with this Section 3.5, the Company is not aware of any non-public material information regarding the Company or the Ordinary Shares that has not been disclosed to the Investor or the Exchanging Holders or otherwise made publicly available, and (y) all reports and other documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, other than any material facts with respect to information regarding the Exchange. The Company hereby agrees and acknowledges that it will file with or furnish to the SEC a Form 6-K or widely disseminate a press release disclosing any material non-public information provided to the Investor or any Exchanging Holder in accordance with any applicable laws and regulations.

Section 3.6             No Withholding. The Company and its agents shall not make any deduction or withholding in connection with the exchange or the delivery of the Shares pursuant to this Agreement.

Article IV

Miscellaneous Provisions

Section 4.1             Exchanging Holder Obligations. No Exchanging Holder shall reoffer or resell the Shares except pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement thereunder.

Section 4.2             Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or by electronic mail or mailed by first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to such address and to the attention of such person set forth next to such party’s signature to this Agreement. Notices will be deemed to have been given hereunder when delivered personally, upon receipt when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, five (5) Business Days after deposit in the U.S. mail postage prepaid with return receipt requested and two (2) Business Days after deposit, postage prepaid, with a reputable overnight courier service for delivery on the next practicable Business Day.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Section 4.3             Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents; provided that nothing in this Section 4.3 shall supersede or otherwise affect any confidentiality or wall-cross agreement or arrangement between or on behalf of the Company and the Investor or any Exchanging Holder, which shall continue to apply or shall terminate in accordance with its terms.

Section 4.4             Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Company or the Investor without the prior written consent of the other party.

Section 4.5             Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or electronic mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.6             Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 4.7             Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. Any legal action or proceeding in connection with this Agreement or the performance hereof shall be brought exclusively in the state or federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. Each of the parties irrevocably waives its right to jury trial in any such action or proceeding in connection with this Agreement or the performance hereof.

Section 4.8             No Third Party Beneficiaries or Other Rights. Except as provided in Section 4.16, nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such person shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.9             Amendment. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Company and the Investor.

Section 4.10           Waiver. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party granting such waiver. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 4.11           No Broker. Each party represents to the other that it has not engaged any third party as broker or finder or incurred or become obligated to pay any commission or other remuneration in connection with the transactions contemplated by this Agreement, it being understood, for the avoidance of doubt, that Goldman has been engaged to act as an agent for the Company in connection with the transactions contemplated by this Agreement.

Section 4.12           Further Assurances. Each of the Investor, for itself and on behalf of the Exchanging Holders, and the Company hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.13           Costs and Expenses. Each of the Investor and the Company shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 4.14           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.15           Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 4.16           Reliance by Goldman. Goldman, acting as agent of the Company in relation to the Exchange, may rely on each representation and warranty of the Company and of the Investor (for itself and on behalf of each Exchanging Holder) herein or pursuant to the terms hereof with the same force and effect as if such representation or warranty were made directly to Goldman. Goldman will be a third-party beneficiary of this Agreement to the extent provided in this Section 4.16. The Investor, for itself and on behalf of each Exchanging Holder, agrees that Goldman shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Investor or any Exchanging Holder for or in connection with the Exchange, except for any such liability for losses, claims, damages or liabilities (or fees or expenses relating thereto) incurred by the Investor or any Exchanging Holder that are finally judicially determined to have resulted from the bad faith or gross negligence of Goldman.

Section 4.17           Termination. This Agreement may be terminated by the Company by written notice to the Investor if the settlement has not occurred on or prior to September 8, 2026. Notwithstanding anything to the contrary herein, the Company may terminate this Agreement by written notice to the Investor at any time prior to the Settlement Date if the New Notes Offering is terminated, withdrawn or abandoned or has not been priced on or prior to August 21, 2026. Upon any such termination, this Agreement shall be of no further force or effect and no party shall have any further liability hereunder, except for any liability arising from a breach of this Agreement occurring prior to such termination.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

INVESTOR: [●], for itself and on behalf of the Exchanging Holders listed on Schedule A hereto

By:
Name:
Title:

Address:

Facsimile:
E-mail:

COMPANY: Nebius Group N.V.

By:
Name:
Title:

Address:
Nebius Group N.V.

For the attention of:

General Counsel

Schiphol Boulevard 165

1118 BG, Schiphol

The Netherlands

Schedule A

Exchanging Holder Information

Exchanging Holder	Original Principal Amount of 2029 Notes to be Delivered	Original Principal Amount of 2031 Notes to be Delivered	DTC Instructions
[●]	[●]	[●]	DTC Participant Name: [●] DTC Participant Number: [●] DTC Participant Contact: [Name]; [Phone]; [Email]
Totals:	[●]	[●]

Exhibit A

Exchange Procedures

NOTICE TO INVESTOR

Attached are Exchange Procedures for the settlement of the exchange of 2.00% Convertible Senior Notes due 2029 (the “2029 Notes”) and 3.00% Convertible Senior Notes due 2031 (the “2031 Notes”, and together with the 2029 Notes, the “Exchange Notes”) of Nebius Group N.V. (the “Company”) for the Shares (as defined in and pursuant to the Exchange Agreement, dated as of August 19, 2026, between you and the Company), which is expected to occur on August 24, 2026. To ensure timely settlement for the Shares, please follow the instructions as set forth on the following page.

These instructions supersede any prior instructions you received. Your failure to comply with the attached instructions may delay your receipt of the Shares.

If you have any questions, please contact [●] at [●] or [●].

Thank you.

To deliver Exchange Notes:

You must cause the eligible DTC participant through which each Exchanging Holder holds a beneficial interest in the Exchange Notes to post on the Settlement Date (as defined in the Exchange Agreement), no later than 9:00 a.m., New York City time, one-sided withdrawal instructions through DTC via DWAC for the aggregate original principal amount of Exchange Notes set forth opposite such Exchanging Holder's name in Schedule A of the Exchange Agreement. It is important that these instructions be submitted and the DWAC withdrawals posted prior to 9:00 a.m., New York City time on the Settlement Date.

To receive the Shares:

You must cause the eligible DTC participant through which each Exchanging Holder wishes to hold the Shares to be delivered to such Exchanging Holder upon exchange to post on August 24, 2026, no later than 9:00 a.m., New York City time, a one-sided deposit instruction through DTC via DWAC for the Shares deliverable to such Exchanging Holder. It is important that this instruction be submitted and the DWAC posted on August 24, 2026.

Settlement

On August 24, 2026, after the Company receives the applicable delivery instructions and the withdrawal requests in respect of the Exchange Notes have been posted as specified above, and subject to the satisfaction of the conditions to the Exchange as set forth in your Exchange Agreement, the Company will deliver the Shares in respect of the Exchange Notes in accordance with the delivery instructions above.